Exhibit 10.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made effective as of June 30, 2016 the (the “Effective Date”), by and between Crescent River Agriculture LLC, a Wyoming limited liability company (“Purchaser”), and Royal Hawaiian Orchards, L.P., a Delaware limited partnership (“Seller”).

RECITALS

A.     Seller is the sole shareholder of Royal Hawaiian Resources, Inc., a Hawaii corporation (“Resources”).

B.     Seller desires to sell and Purchaser desires to acquire all of the outstanding capital stock of Resources.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.     Purchase and Sale. At the Closing provided for in Section 3 (the “Closing”), Purchaser shall purchase from Seller and Seller shall sell, transfer, convey, assign and deliver to Purchaser all right, title, and interest in and to 1000 shares of common stock, without par value, of Resources (the “Shares”) to Purchaser.

2.     Purchase Price. The purchase price paid to Seller for the Shares shall be two hundred twenty-four thousand and no/100 dollars ($224,000).

3.     Closing.

3.1     Date; Place. The Closing of the purchase and sale of the Shares hereunder shall take place on or before September 1, 2016, at the offices of Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202, or at such other time and place as Purchaser and Seller may agree.

3.2     Deliveries. At the Closing: (a) Purchaser shall deliver the Purchase Price by wire transfer of immediately available funds to an account of Seller designated in writing by Seller to Purchaser; and (b) Seller shall deliver (i) stock certificates evidencing the Shares, free and clear of all liens, charges, security interests, pledges, defects in title or encumbrances (“Liens”), duly endorsed in blank or accompanied by one or more stock powers duly executed in blank in sufficient form to transfer all right, title, and interest in and to the Shares to Purchaser; and (ii) all other agreements, documents, instruments, or certificates required to be delivered at or prior to Closing pursuant to Section 6 of this Agreement.

4.     Representations and Warranties of Seller.

4.1     Share Ownership. Seller represents that (a) it currently owns the Shares free and clear of all Liens; (b) the Shares constitute all of Seller’s right, title, and interest in Resources; and (c) the Shares represent 100% of the issued and outstanding capital stock of Resources. Seller hereby waives and disclaims any other interest in Resources by agreement, understanding, or otherwise.

4.2     Resources Organization; Authority. Resources is a corporation duly incorporated, validly existing, and in good standing under the laws of Hawaii and has the corporate power to own its property and to carry on its business as it is now being conducted. Resources is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified and/or licensed would not have a material adverse effect on the business, results of operations, financial condition or assets of Resources (a “Material Adverse Effect”). Seller has delivered to Purchaser complete and correct copies of the articles of incorporation and by-laws of Resources, each as amended to the date of this Agreement.

4.3     Capital Stock of Resources. At the date hereof: (a) Resource’s authorized capital stock consists of 1000 shares of common stock, without par value, of which 1000 shares are issued and outstanding; and (b) Resources holds no shares of common stock in its treasury or otherwise. Other than the Shares, there are not outstanding as of the date hereof (i) shares of stock or other voting securities of Resources, (ii) securities of Resources convertible into or exchangeable for shares of stock or voting securities of Resources, or (iii) options or other rights to acquire from Resources, or other obligations of Resources to issue, any stock, voting securities or securities convertible into or exchangeable for stock or voting securities of Resources. Resources has not declared or paid any dividend, or declared or made any distribution on (whether in cash, stock or property), or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock or any interest therein. Resources has not at any time incurred any indebtedness to finance distributions to its shareholders. All Shares are duly authorized and validly issued, fully paid and non-assessable.

4.4     Seller Organization; Authority. Seller is a limited partnership, duly formed, validly existing, and in good standing under the laws of Delaware. Seller has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated herein have been duly authorized by the board of directors of Resources, the sole general partner of Seller, and no other proceedings on the part of Seller are necessary to authorize the execution and delivery of this Agreement, the performance by Seller of its obligations hereunder, and the consummation by Seller of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or similar laws affecting the rights of creditors generally or by general principles of equity.

4.5     Conflicts. Except as set forth in Schedule 4.5, neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated herein nor compliance by Seller with any of the provisions hereof will (i) conflict with or result in any breach of the articles of incorporation or by-laws of Resources, (ii) conflict with or resulting in a violation or breach of the certificate of limited partnership or agreement of limited partnership of Seller, (iii) result in a violation or breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the assets of Resources or Seller under, or result in the loss of a material benefit under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which Resources or Seller is a party or by which Resources or Seller or any of their respective properties or assets may be bound, or any permit, concession, franchise or license applicable to them or their respective properties or assets, or (iv) conflict with or violate any judgment, ruling, order, writ, injunction, decree, law, statute, rule or regulation applicable to Resources, Seller or any of their respective properties or assets, other than any such event described in items (iii) or (iv) which could not reasonably be expected (x) to prevent the consummation of the transactions contemplated hereby or (y) to have a Material Adverse Effect.

4.6     Consents. Except as set forth on Schedule 4.5 and the filing of an 8-K with the U.S. Securities and Exchange Commission (“SEC”), no consents, approvals, orders, registrations, declarations, filings or authorizations are required on the part of Resources or Seller for or in connection with the execution and delivery of this Agreement or the consummation by Seller of the transactions contemplated on its part hereby.

4.7     Financial Statements. Seller has delivered to Purchaser copies of the following financial statements which have been prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”) consistently followed as of and for the periods indicated:

(a)     the unaudited balance sheet of Resources dated as of March 31, 2016, which balance sheet presents fairly the assets and liabilities of Resources at such date;

(b)     unaudited balance sheets of Resources at December 31, 2015, 2014 and 2013, which balance sheets present fairly the assets and liabilities of Resources at such dates; and

(c)     unaudited statements of income and shareholders’ equity of Resources for the years ended December 31, 2015, 2014 and 2013, and an unaudited statement of income and shareholders’ equity for the three month period ended March 31, 2016, which statements present fairly the results of operations of Resources for the periods then ended.

Except as set forth in such financial statements, Resources has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on the balance sheets provided hereunder or in the notes thereto or which, individually or in the aggregate, could have a material adverse effect on Resources. Such financial statements present fairly the financial condition of Resources as of the indicated dates and the results of operations of Resources for the indicated periods, are correct and complete in all respects and are consistent with the books and records of Resources. Such financial statements have accurate accruals of all employee benefit costs including, but not limited to, payroll, commissions, bonuses, retirement benefits and vacation accruals.

4.8     Absence of Certain Changes. Since December 31, 2013, (A) Resources has conducted its business only in the ordinary course and (i) there has not been any change by Resources in accounting principles or methods except insofar as may be required by generally accepted accounting principles, (ii) Resources has not had any employees other than as set forth on Schedule 4.8 attached hereto, and (iii) there has not been (A) any grant by Resources to any officer or director of Resources of any increase in compensation, except in the ordinary course of business consistent with prior practice, or (B) any entry by Resources into any employment, severance or termination arrangement with any officer or employee of Resources; and (b) since December 31, 2015, there has not been any Material Adverse Effect.

4.9     Litigation. Except as set forth on Schedule 4.9, there is no suit, action or legal, administrative, arbitration or other proceeding or governmental investigation or review pending or, to the knowledge of Seller, threatened, to which Resources or Seller is, or would be, a party or by which Resources or Seller is or would be affected (and Seller is not aware of any basis for any such action, suit, or proceeding that has a reasonable likelihood of being brought) which, considered individually or in the aggregate, if determined adversely to Resources or Seller, is reasonably likely (i) to have a Material Adverse Effect, (ii) to impair the ability of Seller to perform its obligations under this Agreement, or (iii) to prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against Resources or Seller having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

4.10     Subsidiaries. Resources owns a 1% general partnership interest in Seller (the “GP Interest”) free and clear of all Liens except as set forth on Schedule 4.5. Except for the GP Interest, Resources does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

4.11     Contracts; Debt Instruments; Benefit Plans. Schedule 4.11 attached hereto describes all contracts, options, leases (whether of realty or personalty), commitments, licenses to use software, and other agreements (collectively, “Contracts”) to which Resources is a party that are material to the business, properties, assets, condition (financial or otherwise) and results of operations of Resources. Each Contract is in full force and effect and is a legal, valid and binding agreement of Resources and, to the knowledge of Seller, of each other party thereto, enforceable in accordance with its terms except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the rights of creditors generally and subject to general principles of equity. Resources is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that could not reasonably be expected (i) to result in a material adverse effect to Resources, (ii) to impair the ability of Seller to perform its obligations under this Agreement or (iii) to prevent the consummation of any of the transactions contemplated by this Agreement.

(a)     Set forth in Schedule 4.11(a) is a list of all loan or credit agreements, notes, bonds, indentures, guaranties, letters of credit and other agreements, whether oral or written, and instruments pursuant to which any indebtedness of Resources in an aggregate principal amount in excess of $5,000 is outstanding or may be incurred. Except as set forth in Schedule 4.11, all indebtedness of Resources was incurred in the ordinary course of business.

(b)     Except as set forth in Schedule 4.11(b), Resources is not a party to or bound by any material written or oral (i) employment agreement or employment contract that is not terminable at will by Resources without cost to Resources, (ii) covenant not to compete, (iii) agreement, contract or other arrangement with (A) Seller, (B) any affiliate of Resources or any affiliate of Seller or (C) any officer, director or employee of Resources (other than employment agreements covered by clause (i) above); or (iv) bonus compensation plans or arrangements (whether or not included in an employment agreement or contract).

(c)     Except as set forth in Schedule 4.11(c), Resources is not a party to or bound by any material written or oral mortgage, pledge, security agreement, deed of trust or other document granting a Lien (including, but not limited to, Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices).

(d)     Except as set forth in Schedule 4.11(d), Resources is not a party to any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, equity purchase, equity option, equity ownership, equity appreciation rights, phantom equity, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen’s compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral (including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), in each case sponsored, maintained or contributed to, or required to be maintained or contributed to, by Resources or any other person or entity that, together with Resources, is treated as a single employer under the Internal Revenue Code of 1986, as amended (the “Code”), Section 414(b), (c), (m) or (o) (each a “Commonly Controlled Entity”) for the benefit of any present or former officers, employees, agents, directors or independent contractors of Resources, or with respect to which Resources may otherwise have any liability, whether direct or indirect (including any such plan or other arrangement previously maintained by Resources or any Commonly Controlled Entity, (all the foregoing being herein called “Benefit Plans”). Seller has delivered, or made available, to Purchaser true, complete and correct copies of (i) each Benefit Plan, (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required by applicable law), (iii) the most recent summary plan description (or similar document) for each Benefit Plan for which such a summary plan description is required by applicable law or was otherwise provided to plan participants or beneficiaries, (iv) each trust agreement and insurance or annuity contract relating to any Benefit Plan, and (v) discrimination tests conducted upon the Benefit Plans for each of the last three (3) fiscal years. To the knowledge of Seller, each such Form 5500 and each such summary plan description (or similar document) was and is as of the date hereof true, complete and correct in all material respects, except for those forms and descriptions that would not reasonably be expected to have a Material Adverse Effect.

(e)     Each Benefit Plan has been administered in all material respects in accordance with its terms and in compliance in all material respects with applicable law, including, but not limited to, ERISA and the Code. There are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights to or claims for benefits under any Benefit Plan that would reasonably be expected to cause a Material Adverse Effect. Resources and each Commonly Controlled Entity, to the extent applicable, (i) have complied, in all material respects, with the requirements of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the regulations and related guidance promulgated thereunder (the “Affordable Care Act”), (ii) will not, or do not reasonably expect to, owe a penalty or assessable payment for 2015 under Section 4980H of the Code, (iii) will not, or do not reasonably expect to, owe a penalty or assessable payment under Section 4980H of the Code for any month during 2016 through the date of the Closing, (iv) has accurately filed and distributed, or will timely and accurately file and distribute, Forms 1094-C and 1095-C in accordance with the requirements of Sections 6055 and 6056 of the Code and the regulations and related guidance promulgated thereunder, and (v) for each month during 2015 and 2016 through the date of Closing, has identified each Employee who is a “full-time employee”, as defined in Section 4980H of the Code and the regulations and related guidance promulgated thereto.

(f)     Except as provided in Schedule 4.11(f), none of the Benefit Plans is (i)  a “multiemployer plan,” as defined in Section 3(37) of ERISA, (ii)  a “defined benefit plan” subject to Title IV of ERISA, (iii) subject to the minimum funding standards under Section 302 of ERISA or Section 412 of the Code, or (iv) maintained for the benefit of one or more employees of Resources or Seller who perform services outside the United States, and neither any Resources nor any Commonly Controlled Entity has, within the six year period ending on the first day of the calendar year that includes the Closing, contributed to, or been obligated to contribute to, any such plan.

(g)     Except as set forth in Schedule 4.11(g), none of Seller, Resources or any Commonly Controlled Entity would be liable for any amount pursuant to section 4062, 4063 or 4064 of ERlSA if any Benefit Plan that is subject to Title IV of ERlSA (a “Seller Title IV Plan”) were to terminate as of the date hereof. Except as set forth in Schedule 4.11(g), as of the last day of the most recently ended plan year of each Seller Title IV Plan, the “projected benefit obligations” (within the meaning of the Financial Accounting Standards Board Statement No. 87, as amended) under each such Seller Title IV Plan did not exceed the fair market value of the assets of each such Seller Title IV Plan allocable to such “projected benefit obligations,” determined on the basis of the actuarial assumptions contained in the actuarial report prepared for such fiscal year of each such Seller Title IV Plan, each of which assumptions is reasonable. Each Benefit Plan that is subject to the minimum funding standards of ERlSA or the Code satisfies such standards under sections 412 and 302 of the Code and ERlSA, respectively, and no such Benefit Plan has incurred an “accumulated funding deficiency” within the meaning of such sections, whether or not waived. Neither Seller, Resources nor any Commonly Controlled Entity has been involved in any transaction that could cause Purchaser or any of its affiliates to be subject to liability under section 4069 or 4212 of ERlSA. Neither Seller, Resources nor any Commonly Controlled Entity has incurred (either directly or indirectly, including as a result of an indemnification obligation) any liability under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to Benefit Plans, and no event, transaction or condition has occurred or exists that, to the knowledge of Seller, could result in any such liability to Purchaser or any of its affiliates.

(h)     All contributions to, and benefit payments from, the Benefit Plans required to be made in accordance with the terms of the Benefit Plans have been timely made. All such contributions to, and payments from, the Benefit Plans, for any period ending before the date of the Closing that are not yet, but will be, required to be made, will be properly accrued and reflected in financial statements of Resources referred to in Section 4.15.

(i)     Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is either (i) the recipient of the most recently available “on-cycle” favorable determination letter from the Internal Revenue Service, or (ii) a volume submitter or master and prototype plan as to which the adopter is entitled to rely on the advisory or opinion letter issued by the Internal Revenue Service as to the qualified status of such plan under Section 401 of the Code to the extent provided in Revenue Procedure 2011-49; and no amendment has been made nor has any event occurred with respect to any such Benefit Plan which would reasonably be expected to cause the loss or denial of such qualification under Section 401(a) of the Code; additionally, each trust created under any such Benefit Plan is exempt from taxation under Section 501(a) of the Code, and nothing has occurred that has or could reasonably be expected to adversely affect such exemption. Seller has delivered to Resources a copy of the most recent determination, advisory or opinion letter received with respect to each Benefit Plan for which such a letter has been issued; a copy of any pending application for a determination letter and a list of all amendments as to which a favorable determination letter has not yet been received. Each Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code complies in form with Section 409A of the Code and the regulations promulgated pursuant to Section 409A of the Code, and does not benefit a service provider (as defined in such regulations) who is subject to additional taxes under Section 409A of the Code as a result of participation in such Benefit Plan.

(j)     (i) No “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Benefit Plan; (ii) no prohibited transaction has occurred that could subject Resources, any of its employees or a trustee, administrator or other fiduciary of any trust created under any Benefit Plan to the tax or sanctions on prohibited transactions imposed by Section 4975 of the Code or Title I of ERISA; and (iii) neither Resources nor any trustee, administrator or other fiduciary of any Benefit Plan nor any agent of any of the foregoing has engaged in any transaction or acted in a manner that could, or has failed to act so as to, subject Resources or any trustee, administrator or other fiduciary to liability for breach of fiduciary duty under ERISA other than for liabilities that would not reasonably be expected to have a Material Adverse Effect.

(k)     Except as set forth in Schedule 4.11(g), each Benefit Plan may be amended or terminated without Resources having a Material Adverse Effect at any time after the date of the Closing. Resources complies in all material respects with the applicable requirements of Section 4980B(f) of the Code with respect to each Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code.

(l)     No compensation payable by Resources to any of its employees, officers or directors under any existing contract, Benefit Plan or other employment arrangement or understanding (including by reason of the transactions contemplated hereby) will be subject to disallowance under Section 162(m) of the Code.

4.12     Assets; Intellectual Property. Except for the GP Interest, the bank accounts identified in Schedule 4.14, and any Intellectual Property identified in Schedule 4.12, Resources owns no properties or assets. Schedule 4.12 lists all (a) patents and patent rights, (b) trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, trade dress, logos, and corporate names and registrations and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, and (d) internet domain names owned by Resources (collectively, “Intellectual Property”). Except as set forth on Schedule 4.12, Resources owns or has the right to use all Intellectual Property necessary to conduct its business as currently conducted.

4.13     Union Agreements. There are no collective bargaining or other labor union agreements to which Resources is a party or by which it is bound. Since December 31, 2014, Resources has not been subject to any labor union organizing activity, or had any actual or, to Seller’s knowledge, threatened employee strikes, work stoppages, slowdowns or lockouts.

4.14     Bank Accounts. Attached hereto as Schedule 4.14 is a list of all banks or other financial institutions with which Resources has an account or maintains a safe deposit box, showing the type and account number of each such account and safe deposit box and the names of the persons authorized as signatories thereon or to act or deal in connection therewith. All such accounts are free and clear of all Liens except as set forth in Schedule 4.5.

4.15     Taxes.

(a)     Except as set forth in Schedule 4.15, (A) Resources has timely filed with the appropriate governmental authority all federal, state and local tax returns required to be filed on or prior to the date hereof and each such return was properly completed and correct in all material respects at the time of filing, (B) all taxes, assessments, duties or similar charges of any kind, including payroll, employment, withholding taxes, and interest and penalties thereon (“Taxes”), including Taxes, if any, for which no returns are required to be filed (i) of Resources, (ii) for which Resources is or could otherwise be held liable, or (iii) which are or could otherwise become chargeable as an encumbrance upon any property or assets of Resources (the Taxes referred to in this Section being “Covered Taxes”), have been duly and timely paid, except for Taxes not yet due and payable that are disclosed in the financial statements referred to in Section 4.7 and except when the failure to file Returns or pay Taxes would not reasonably be expected to have a Material Adverse Effect, and (C) Resources is not and never has been a party to any Tax sharing agreement.

(b)     Seller has delivered or made available to Purchaser (A) complete and correct copies of all Returns filed by Resources for taxable periods ending on or after December 31, 2012 and for all other taxable periods for which the applicable statute of limitations has not yet run and (B) complete and correct copies of all ruling requests, private letter rulings, revenue agent reports, information document requests and responses thereto, notices of proposed deficiencies, deficiency notices, applications for changes in method of accounting, protests, petitions, closing agreements, settlement agreements, and any similar documents submitted by, received by or agreed to by or on behalf of Resources and relating to any Taxes.

(c)     Except as set forth in Schedule 4.15, the federal and state income Tax Returns of Resources have never been examined by the Internal Revenue Service or any other governmental authority and the statute of limitations with respect to the relevant Tax liability has expired for all taxable periods through and including the taxable year ended on December 31, 2012. Except as set forth in Schedule 4.15, each deficiency resulting from any audit or examination relating to Covered Taxes by any governmental authority has been paid and no material issues were raised in writing by the relevant governmental authority during any such audit or examination that will apply to taxable periods other than the taxable period to which such audit or examination related. Except as set forth in Schedule 4.15, (A) no returns with respect to federal income Taxes or other Taxes of Resources are currently under audit or examination by the Internal Revenue Service or any other governmental authority, (B) no audit or examination relating to Covered Taxes is currently being conducted by the Internal Revenue Service or any other governmental authority, and (C) neither the Internal Revenue Service nor any other governmental authority has given notice (either orally or in writing) that it will commence any such audit or examination.

(d)     Except as set forth in Schedule 4.15, there is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Covered Taxes and no power of attorney with respect to any Covered Taxes has been executed or filed with the Internal Revenue Service or any other governmental authority.

(e)     No items of income attributable to transactions occurring on or before the close of the last preceding taxable year of Resources will be required to be included in taxable income by Resources in a subsequent taxable year by reason of Resources reporting income on the installment sales method of accounting, the completed contract method of accounting or the percentage of completion-capitalized cost method of accounting.

(f)     Resources has withheld and paid over all Taxes required to have been withheld and paid over and complied with all material information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with material amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

4.16    Insurance. Schedule 4.16 attached hereto lists all insurance policies maintained by Resources or with respect to which Resources is a named insured or otherwise the beneficiary of coverage (collectively, “Insurance Policies”). Such Insurance Policies are in full force and effect on the date of this Agreement and all premiums due on such Insurance Policies have been paid.

4.17     Compliance with Laws. Resources has not violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any governmental entity applicable to its business or operations, except for violations and failures to comply that are not, individually or in the aggregate, reasonably expected to result in a Material Adverse Effect. Resources has not received any written communication during the past two fiscal years from a governmental entity that alleges that it is not in compliance with any applicable law. Except for expenditures to maintain routine business licenses and Taxes not yet due and payable, Resources is not required to make, and Resources has no reasonable expectation that it will be required to make, any expenditures to achieve or maintain compliance with applicable law. Resources is in material compliance with all immigration and other laws relating to the employment or retention of persons who are not citizens of the United States.

5.     Representations and Warranties of Purchaser.

5.1     Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Wyoming. Purchaser has the power to own its property and to carry on its business as now being conducted.

5.2     Authority. Purchaser has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Purchaser, the performance by it of its obligations hereunder and the consummation by Purchaser of the transactions contemplated herein have been duly authorized by the manager(s) of Purchaser, and no other limited liability company proceedings on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or similar laws affecting the rights of creditors generally or by general principles of equity.

5.3     Conflicts. Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated herein nor compliance by Purchaser with any of the provisions hereof will (i) conflict with or result in any breach of the articles of organization or operating agreement of Purchaser, (ii) result in a violation or breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance under any Contract to which Purchaser is a party; or (iii) conflict with or violate any judgment, ruling, order, writ, injunction, decree, law, statute, rule or regulation applicable to Purchaser or any of its properties or assets, other than any such event described in items (ii) or (iii) that would not reasonably be expected to prevent the consummation of the transactions contemplated hereby.

5.4     Consents. No consents, approvals, orders, registrations, declarations, filings or authorizations are required on the part of Purchaser for or in connection with the execution and delivery of this Agreement or the consummation by Purchaser of the transactions contemplated hereby.

5.5     Investment Intent. Purchaser represents, with respect to the Shares purchased by it pursuant to this Agreement, that it is accepting the Shares for its own account, for investment without view to the distribution of any portion thereof, and it has no present intention of selling or disposing of any portion thereof in any transaction that would be in violation of any securities laws of the United States, any state therein, or any other jurisdiction.

5.6     Economic Risk. Purchaser represents that (a) it is aware that no agency of the United States, any state therein, or any other jurisdiction has made any finding or determination as to the fairness of its investment hereunder nor any recommendation or endorsement with respect to its investment hereunder; (b) by virtue of its own investment acumen and business experience, it is, or together with its advisor(s) is, capable of evaluating the hazards and merits of participating in the investment made by it pursuant to this Agreement; and (c) it can bear the economic risk of its investment pursuant to this Agreement.

5.7     Unregistered Shares. Purchaser understands that (a) the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), any state securities laws, or securities laws of any other jurisdiction; (b) the Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws, or under other applicable securities laws, or is exempt from such registration; and (c) Resources will cause its Secretary to make a notation on its register of shareholders to such effect.

6.     Conditions to the Closing.

6.1     Conditions to Obligations of Each Party. Unless these conditions are waived in writing by the parties, the obligations of the parties to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions:

(a)     no preliminary or permanent injunction or other order, decree or ruling issued by a governmental entity, nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, shall be in effect that would make the transactions contemplated by this Agreement, including the holding, directly or indirectly, by Purchaser of any of the assets of Resources, illegal or otherwise prevent the consummation of the transactions contemplated by this Agreement; and

(b)     all waivers, consents, approvals and actions or non-actions of any governmental entity and of any other third party required to consummate the transactions contemplated by this Agreement shall have been obtained and shall not have been reversed, stayed, enjoined, set aside, annulled or suspended, except for such failures to obtain such waiver, consent, approval or action which would not be reasonably likely (x) to prevent the consummation of the transactions contemplated hereby or (y) to have a Material Adverse Effect on Seller, Resources or Purchaser.

6.2     Additional Conditions to the Obligations of Seller. The obligation of Seller to effect the transactions contemplated by this Agreement is also subject to the fulfillment at or prior to the Closing of the following conditions, unless such conditions are waived in writing by Seller:

(a)     Purchaser shall have performed or complied, in all material respects, with each obligation, agreement and covenant to be performed or complied with by it hereunder at or prior to the Closing;

(b)     the representations and warranties of Purchaser in this Agreement shall be true and correct on the date of this Agreement and on the date of the Closing;

6.3     Additional Conditions to the Obligations of Purchaser. The obligations of Purchaser to effect the transactions contemplated by this Agreement are also subject to the fulfillment at or prior to the Closing of the following conditions, unless such conditions are waived in writing by Purchaser:

(a)     Seller shall have performed or complied, in all material respects, with each obligation, agreement and covenant to be performed and complied with by it or them hereunder at or prior to the date of Closing;

(b)     the representations and warranties of Seller set forth in this Agreement shall be true and correct on the date of this Agreement and on the date of Closing;

(c)     Purchaser shall have received true and complete copies of the articles of incorporation and by-laws of Resources and the resolutions of Resources’ directors approving this Agreement and the transactions contemplated hereby;

(d)     Seller and Resources shall have executed and delivered the Management and Incentive Fee Waiver Agreement in substantially the form attached hereto as Exhibit A;

(e)     Resources shall not have suffered or incurred any Material Adverse Effect since December 31, 2015;

(f)     Resources, the Shares, and RHR’s assets, shall have been, or will be effective as of the time of Closing, released from any and all Liens, indebtedness, obligations and liabilities under the AgCredit Agreement (as defined on Schedule 4.5);

(g)     All employees of Resources shall have been, or will be effective as of the time of Closing, terminated or transferred to the payroll of Seller or another entity other than Resources;

(h)     Purchaser shall have received such other documents and instruments as may reasonably be required by Purchaser to consummate the transactions contemplated by this Agreement; and

(i)     Purchaser shall have completed, and in its sole discretion be satisfied with the results of its due diligence investigation of Resources, including but not limited to an absence of liabilities.

7.     Indemnification.

7.1     Survival. The representations and warranties contained in this Agreement shall survive the Closing and shall remain in effect for two years following the date of Closing. No action or proceeding may be brought by a party against another party on the basis of a breach of a representation or warranty hereunder more than two years after the date of the Closing unless such party gives written notice to the other party of such breach, setting forth in reasonable detail the basis for such claim of breach, on or before the expiration of such two-year period.

7.2      Indemnification of Purchaser. Seller shall indemnify Purchaser and its members, managers and agents from and against any loss, cost, liability or expense (including reasonable attorneys’ fees) reasonably incurred by the any of them, including, without limitation, both third-party and direct claims, arising out of or in connection with (i) any breach by Seller of any representation, warranty, covenant or agreement made by Seller contained in this Agreement; (ii) the ownership, operation or control of Resources at or prior to the date of the Closing; or (iii) any suit, proceeding, investigation or other matter set forth on Schedule 4.9.

7.3     Indemnification of Seller. Purchaser agrees to indemnify Seller and its partners and agents from and against any loss, cost, liability or expense (including reasonable attorneys’ fees) reasonably incurred by any of them, including without limitation, both third-party and direct claims, arising out of or in connection with (i) any breach by Purchaser of any representation, warranty, covenant or agreement made by Purchaser contained in this Agreement; or (ii) the ownership, operation or control of Resources from and after the date of the Closing.

8.     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

9.     Entire Agreement; Amendment. This Agreement, including the Schedules and Exhibits hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements, understandings, and negotiations between the parties with respect to the subject matter hereof. This Agreement may be amended only by a writing signed by the parties affected by such amendment.

10.    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall together constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

11.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

12.     Further Assurances. Each of the parties hereto shall execute and deliver, at the reasonable request of the other party hereto, such additional documents, instruments, conveyances and assurances and take such further actions as such other party may reasonably request to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Stock Purchase Agreement has been executed on behalf of each of the parties hereto as of the date first written above.

ROYAL HAWAIIAN ORCHARDS, L.P., a Delaware limited partnership

By:	ROYAL HAWAIIAN RESOURCES, INC.,
its managing general partner

	By:	/s/ Bradford C. Nelson
Bradford C. Nelson, President

CRESCENT RIVER AGRICULTURE LLC, a Wyoming limited liability company

By:	SHIRAZ CAPITAL, LLC,
its manager

	By:	/s/ Farhad Fred Ebrahimi
Farhad Fred Ebrahimi, Member

[Signature Page to Stock Purchase Agreement]

Schedule 4.5

Consents

1.

The consent of American AgCredit, PCA, will be required to sell the Shares and an amendment to the Amended and Restated Credit Agreement among the Seller, Resources, Royal Hawaiian Services, LLC, and Royal Hawaiian Macadamia Nut, Inc. (collectively Borrowers, and each, a Borrower), and American AgCredit, PCA, as Lender and as Agent, dated as of March 27, 2015, and as amended by the First, Second, Third and Fourth Amendments thereto (collectively, the “AgCredit Agreement”) to release the Shares and the assets and properties of Resources from the security interest created by the AgCredit Agreement.

Schedule 4.8

Employees
(Since 12/31/2013)

Current Employees

Bonnie Self (transferred to Royal Hawaiian Services, LLC, effective June 16, 2016)

Employees who have terminated employment with Resources since 12/31/2013

Randy Cabral	–	9/30/2015
Jeffrey Girdner	–	6/15/2016
Jon Miyata	–	11/14/2014
Ruby Soares	–	9/30/2015

Severance or Termination Arrangements

Randy Cabral – Employment Agreement was amended 1/30/2015 to provide for payment of a retention bonus following his 9/30/2015 termination date.

Schedule 4.9

Litigation

Edmund C. Olson as Trustee for the Edmund C. Olson Trust No. 2 v. Royal Hawaiian Orchards, L.P. and DOES 1-100, collectively, Circuit Court of the Third Circuit of the State of Hawaii, Civil No. 15-1-0016, filed January 22, 2015.

Schedule 4.11

Contracts; Debt Instruments; Benefit Plans

4.11 Material Contracts

1.

Resources is a party to the Amended and Restated Agreement of Limited Partnership, dated as of October 1, 2012, as amended by Amendment to the Amended and Restated Agreement of Limited Partnership, dated as of November 5, 2013.

4.11(a) Loan Agreements

1.	The AgCredit Agreement.

2.	Amended and Restated Revolving Note, dated March 27, 2015, in the principal amount of $9,000,000.

3.	Amended and Restated Term Loan Note, dated March 27, 2015, in the principal amount of $5,600,000.

4.	Term Loan Note, dated March 27, 2015, in the principal amount of $5,250,000.

5.	Membership agreement, dated March 27, 2015, by Seller and American AgCredit, PCA and any of its Subsidiaries.

6.	Amended and Restated Pledge and Security Agreement, dated March 27, 2015, by Borrowers in favor American AgCredit, PCA, as Agent and Lender.

7.	Bridge Loan Note, dated June 15, 2015, in the principal amount of $2,835.000.

4.11(b) Employment/Compensation Plans and Agreements

1.	Directors of Resources are entitled to the following compensation pursuant to a policy adopted by the board of directors of Resources

Quarterly Retainer	$6,250
Chairman	$3,000 per meeting
Audit Committee Chair	$1,000 per meeting
NGC Chair	$2,000 per meeting

2.	Employees of Resources have historically participated in a completely discretionary bonus plan based on the attainment of defined employee Seller objectives.

4.11(c) Pledge and Security Agreements

1.	Amended and Restated Pledge and Security Agreement, dated March 27, 2015, by Borrowers in favor American AgCredit, PCA, as Agent and Lender.

4.11(d) Benefit Plans

1.	Seller Defined Contribution Plan (Restatement Effective January 1, 2012).

2.	Seller Pension Plan for Certain Hourly Employees (Effective January 1, 2013) (the “Seller Defined Pension Plan”).

3.	Union Intermittent Employees Severance Plan (“Intermittent Employee Plan”).

4.	Health, dental, life, and disability insurance.

4.11(f)(i) Multiemployer Plans

None

4.11(f)(ii) and (iii) Defined Benefit Plans subject to minimum funding standards

1.	Seller Defined Pension Plan.

2.	Intermittent Employee Plan.

4.11(g) Benefit Plan Subject to Liability on Termination

1.	The Seller Defined Pension Plan constitutes a Seller Title IV Plan. If it were terminated on the date hereof, the Seller Defined Pension Plan would need to be fully funded under section 4062 of ERISA.

2.	As of December 31, 2015, the “projected benefit obligations” of the Seller Defined Pension Plan exceeded the fair market value of the assets of the Seller Defined Pension Plan by $387.000.

3.	Intermittent Employee Plan.

Schedule 4.12

Intellectual Property

Corporate name – Royal Hawaiian Resources, Inc.

Schedule 4.14

Bank Accounts

Bank of Hawaii – Account No. is listed

Authorized Signatories – Scott C. Wallace

Schedule 4.15

Tax Returns

Requests for extensions were filed with respect to calendar 2015 Federal and State of Hawaii tax returns in March 2016. Estimated taxes were paid with the extension requests. Final returns are due September 15, 2016.

Schedule 4.16

Insurance

This exhibit contains a list of policies.

Exhibit A

Management and Incentive Fee Waiver Agreement

[see attached]